Exhibit 10.14

EXHIBIT B

UNIT LIEN AGREEMENT

This UNIT LIEN AGREEMENT dated as of 11/14/2024 (this “Agreement”), made by and among: Luxor Technology Corporation, as the Buyer (as defined in the Luxor Physically Backed Forward Master Agreement); BitMine Immersion Technologies, Inc. as the Seller (as defined in the Luxor Physically Backed Forward Master Agreement); together with any successors and/or assigns of the Buyer or the Seller.

1. Lien Creation and Purpose:

1.1. The Seller hereby grants and creates a lien on all 3,000 S19j Pro 100 TH machines units (“ASICs”) being sold under this Agreement in favor of the Buyer as security for the payment of the Purchase Price and any other amounts owed by The Buyer to the Seller under this Agreement (collectively, the "Obligations").

2. Priority of the Lien:

2.1.  The lien created herein shall be a first priority lien on the ASICs, and the Buyer shall have a superior interest in the ASICs in the event of any default by the Seller in the performance of the Obligations.

3. Default:

3.1.  A default shall occur if the Seller fails to fulfill the terms of the Luxor Physically Backed Forward Master Agreement or the Luxor Physically Backed Forward Contract, as specified in Exhibit A.

3.2.  In the event of default, the Buyer may exercise its rights as a lienholder, including but not limited to taking possession of the ASICs, selling the ASICs, or taking any other action allowed by law.

4. Notice of Default:

4.1.  Upon default, the Buyer shall provide The Seller with written notice of the default and an opportunity to cure the default within a reasonable period as determined by the Buyer.

5. Enforcement:

5.1.  In the event the Seller fails to cure the default within the specified timeframe, The Buyer may enforce its lien rights as permitted by applicable law.

6. Costs and Expenses:

6.1.  The Seller shall be responsible for all costs, expenses, and fees incurred by the Buyer in connection with the enforcement of this lien, including but not limited to legal fees and costs of sale.

7. Release of Lien:

7.1.  Upon full payment of the Purchase Price and all other amounts due under the Luxor Physically Backed Forward Contract, the Buyer shall release the lien on the ASICs, and the Seller shall have clear and unencumbered title to the ASICs.

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8. Governing Law:

8.1.  This ASIC lien provision shall be governed by and construed in accordance with the laws of New York.

9. Entire Agreement:

9.1.  This Unit Lien Agreement is incorporated into and forms an integral part of the Luxor Physically Backed Forward Master Agreement between the Seller and the Buyer. In the event of any conflict between the terms of this provision and the Agreement, the terms of this provision shall prevail.

IN WITNESS WHEREOF, the parties hereto have executed this Unit Lien Agreement as of the date first above written.

LUXOR TECHNOLOGY CORP.

By:	/s/ Matthew Williams	By:	/s/ Jonathan Bates
	Name: Matthew Williams		Name: Jonathan Bates

	Title: Head of Derivatives		Title: CEO

	Date: 11/14/2024		Date: 11/14/2024

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